Exhibit 107

Calculation of Filing Fee Tables

F-4

(Form Type)

Gogoro Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(7)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Fees Previously Paid	Equity	Ordinary Shares(4)	457(c)	55,125,000	$10.01	(2)	$551,801,250	(2)	$0.0000927	$51,152

	Equity	Ordinary Shares issuable on exercise of Warrants(5)	457(f)(1)	26,650,000	$11.50	(3)	$306,475,000	(3)	$0.0000927	$28,411

	Equity	Warrants(6)	457(g)	26,650,000	$—	(6)	$—	(6)	—	$—

		Total Offering Amounts					$858,276,250			$79,563

		Total Fees Previously Paid								$79,563

		Net Fee Due								$0

(1)

All securities being registered will be issued by Gogoro Inc., a Cayman Islands exempted company (“Gogoro” or the “Company”), in connection with the Merger Agreement described in this registration statement and the proxy statement/ prospectus included herein, which provides for, among other things, the merger of Starship Merger Sub I Limited, a Cayman Islands exempted company and wholly-owned subsidiary of Gogoro (“Merger Sub”) with and into Poema Global Holdings Corp., a Cayman Islands exempted company (“Poema Global”), (the “First Merger”), with Poema Global surviving the First Merger as a wholly owned subsidiary of Gogoro (Poema Global as the surviving entity of the First Merger, the “Surviving Entity”). Immediately following the consummation of the First Merger and as part of the same overall transaction, the Surviving Entity will merge with and into Starship Merger Sub II Limited (“Merger Sub II”), a Cayman Islands exempted company and wholly-owned subsidiary of Gogoro, (the “Second Merger” and together with the First Merger, collectively, the “Mergers”), with Merger Sub II surviving the Second Merger as a wholly owned subsidiary of the Company (Merger Sub II, as the surviving entity of the Second Merger, is sometimes referred to herein as the “Surviving Company”) (collectively, the “Business Combination”). As a result of the Business Combination, (i) each outstanding Class B Ordinary Share of Poema Global, par value $0.0001 per share, of Poema Global (“Poema Global Class B Shares”) will be converted into one Class A Ordinary Share of Poema Global, par value $0.0001 per share (“Poema Global Class A Shares”), (ii) thereafter, each Poema Global Class A Share will be converted into the right of the holder thereof to receive one ordinary share of Gogoro (“Gogoro Ordinary Share”), and (iii) each issued and outstanding warrant to purchase Poema Global Class A Shares (“Poema Global Warrants”) will be converted into a corresponding warrant to purchase Gogoro Ordinary Shares (“Gogoro Warrants”).

(2)	Based on the average of the high ($10.09) and low ($9.93) prices of Poema Global Class A Shares on the Nasdaq Capital Market on November 16, 2021.
(3)	Based on the exercise price of Poema Global Warrants ($11.50).
(4)

Represents (i) 43,125,000 Gogoro Ordinary Shares issuable in exchange for outstanding Poema Global Class A Shares pursuant to the First Merger and (ii) 12,000,000 Gogoro Ordinary Shares (the “Earnout Shares”) to persons who are Gogoro’s shareholders immediately prior to the First Merger.

(5)	Represents Gogoro Ordinary Shares underlying Gogoro Warrants.
(6)

Represents Gogoro Warrants, each whole warrant entitling the holder to purchase one Gogoro Ordinary Share, to be issued in exchange for Poema Global Warrants. Pursuant to Rule 457(g) of the Securities Act, no separate fee is recorded for the warrants and the entire fee is allocated to the underlying ordinary shares.

(7)

Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share subdivisions, share dividends or similar transactions.